Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into on the 5th day of June, 2015, to be effective on the date provided herein (the “Effective Date”), by and among ATLANTIC CAPITAL BANCSHARES, INC., a Georgia corporation (the “Holding Company”); ATLANTIC CAPITAL BANK, a wholly-owned banking subsidiary of the Holding Company (the “Bank”) (collectively, “Employers”); and D. MICHAEL KRAMER (“Executive”).

WITNESSETH:

WHEREAS, the Boards of Directors (“Boards”) of Employers consider the establishment and maintenance of highly competent and skilled management personnel for the Bank and the Holding Company to be essential to protect and enhance their best interests, and are desirous of inducing Executive to become and remain in the employ of the Holding Company and the Bank, subject to the Agreement’s terms and conditions;

WHEREAS, Executive desires to become employed with and remain employed by the Employers, subject to the Agreement’s terms and conditions; and

WHEREAS, the parties agree that the provisions of this Agreement shall control with respect to the parties’ rights and obligations resulting from Executive’s employment with Employers.

NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Base Salary” shall mean the annual compensation (excluding Incentive Compensation as defined in (e) of this Agreement paragraph 1 and other benefits) payable to Executive pursuant to Agreement paragraph 4(a).

(b) “Change of Control” shall be deemed to have occurred:

(i) Upon the consummation of any transaction in which any person, partnership, financial institution, corporation, other organization or group, acting alone or in concert, shall own, control, or hold with the power to vote more than forty percent (40%) of any class of voting securities of the Bank or the Holding Company; provided, however, that “Change of Control” shall not include the purchase by underwriters of voting securities of the Bank or the Holding Company pursuant to a bona fide underwritten public offering of such securities.

(ii) Upon the consummation of any transaction in which the Holding Company, or substantially all of the assets of the Holding Company, shall be sold or transferred to, or consolidated or merged with, another financial institution, corporation or other organization; provided, however, if the Bank shall become a subsidiary of a corporation or other organization or shall be merged or consolidated into another corporation or organization, and a majority of the outstanding voting shares of the parent or surviving corporation are owned immediately after such acquisition, merger, or consolidation by the owners of a majority of the voting shares of the Bank immediately before such acquisition, merger, or consolidation, in substantially the same proportion as their ownership of such voting shares immediately prior to such acquisition, merger or consolidation, then no Change of Control shall be deemed to have occurred; or

(iii) If, within any twelve-month period (beginning on or after the Effective Date) the persons who were Employers’ directors immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director.

(c) “Disability” shall mean a condition for which benefits would be payable under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by the Employers; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive’s duties under this Agreement with reasonable accommodation for a period of at least ninety (90) substantially consecutive days, as determined by an independent physician selected with the approval of the Employers and Executive.

(d) “Event of Termination” shall mean the Executive’s termination of employment under this Agreement for Good Reason or the Employers’ termination of Executive’s employment under this Agreement by written notice delivered to Executive for any reason other than Termination for Cause as defined in Agreement paragraph (g) or termination following a continuous period of disability exceeding twelve (12) calendar months pursuant to Agreement paragraph 6(a).

(e) “Good Reason” shall mean if, (1) during the term of Executive’s employment under this Agreement, the status, character, capacity, location, or circumstances of Executive’s employment as provided in paragraphs 2, 3, 4, 5, and 6 of this Agreement have been materially and adversely altered by the Employers, whether by

(i) any material breach of this Agreement by the Employers (including the failure of Employers to comply with paragraphs 2, 3, 4, and 5 of this Agreement but not including a reduction in Executive’s Base Salary in connection with a proportionate reduction in the base salaries of all other senior executives);

(ii) any material and adverse change in the title, reporting relationship(s), or responsibilities of Executive;

(iii) any assignment of duties materially and adversely inconsistent with Executive’s position and duties described in this Agreement;

(iv) the failure of the Employers to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement; or

(v) the failure of the Executive to be elected or re-elected to the Employers’ Board of Directors.

Notwithstanding the foregoing, no event shall constitute Good Reason unless the Executive notifies the Employers’ Board of Directors in writing regarding the existence of the condition(s) constituting Good Reason no later than thirty days after Executive knows of the condition(s) and the Employers do not cure said condition within thirty days after their receipt of the Executive’s written notice.

(f) “Incentive Compensation” shall mean an annual bonus payable to Executive pursuant to Agreement paragraphs 4(b).

(g) “Termination for Cause” shall have the meaning provided in Agreement paragraph 6(a).

2. Employment. The Employers agree to employ Executive, and Executive agrees to accept such employment, as President and Chief Operating Officer, for the period stated in Agreement paragraph 3(a) (unless earlier terminated as set forth in this Agreement) and upon the other Agreement terms and conditions. Executive agrees to perform faithfully such duties, responsibilities, and authorities as are customary for the President and Chief Operating Officer of businesses of similar size and businesses as the Employers and as the Chief Executive Officer and Boards may assign to him from time to time. At all times, Executive shall manage and conduct the business of the Employers in accordance with the policies established by the Boards and in compliance with applicable laws and regulations promulgated by governing regulatory agencies or authorities. Executive shall report to the Chief Executive Officer of the Employers, and responsibility for the supervision of Executive shall rest with the Chief Executive Officer of the Employers, who shall review Executive’s performance at least annually. The Chief Executive Officer of the Employers shall also have the authority to terminate Executive, subject to the provisions outlined in Agreement paragraphs 6 and 7.

3. Term and Duties.

(a) Term of Employment. This Agreement and the period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months (the

“Initial Term”), unless earlier terminated pursuant to Agreement paragraph 7 or unless Executive dies before the end of such period, in which case the period of employment shall be deemed to continue until the end of the month of such death. If the Agreement is in effect at the end of the Initial Term, the period of employment shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or the Executive’s intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period (the Initial Term and any twelve-month extension thereof is referred to herein as the “Employment Term”).

(b) Performance of Duties. During the period of employment under this Agreement, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, all subject to policies generally applicable to senior executives, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his Agreement duties. Executive shall be eligible to participate as a member in community, civic, religious, or similar organizations, and may pursue personal investments which do not present any material conflict of interest with the Employers, or unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

(c) Office of Executive. The office of Executive shall be located at the Bank’s office in Chattanooga, TN, or at such other location within thirty (30) miles of such office, as the Employers may from time to time designate.

(d) No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any organization, entity or person other than the Employers during the term of his employment under this Agreement, except for such arrangements as the Employers shall pre-approve in writing.

4. Compensation.

(a) Salary. Subject to the provisions of Agreement paragraphs 6 and 7, the Employers shall pay Executive, as compensation for serving as President and Chief Operating Officer, an initial Base Salary of $385,000 per year; such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Employers’ normal pay practices, but not less frequently than monthly. Executive’s Base Salary and any Incentive Compensation (an annual bonus as defined in Agreement paragraph 4(b)) shall be reviewed and approved at least annually by the Employers’ Boards of Directors. The Boards of Directors, if warranted in their sole discretion, may increase Executive’s Base Salary to reflect Executive’s performance. The Boards of Directors, if warranted in their sole discretion, may not decrease Executive’s Base Salary unless all senior executives’ Base Salary is decreased.

(b) Incentive Compensation. Executive shall be eligible to participate in an annual bonus plan, similar to that offered to other executives, with award opportunities approved from year to year by the Boards. Threshold, target, and superior corporate performance levels shall be established by the Boards from year to year based on certain earnings growth, profitability, and asset quality metrics and shall be outlined in the specific award agreement or plan document. For the initial period of participation by Executive in the Short-Term Incentive Plan and Long-Term Incentive Plan of Employers, Executive shall participate at a target level equal to 45% of Base Salary, with a maximum payment equal to 187.5% of the target level. Specific bonus criteria may change in the future. Entitlement to and payment of an annual bonus is subject to the discretion and approval of the Boards. Notwithstanding the foregoing, Executive shall receive an incentive compensation payment for 2015 of not less than $100,000 under the Short-Term Incentive Plan.

(c) Stock Option Awards. Executive will be eligible to participate in any stock option plan, restricted stock or long term incentive plans offered by Employers similar to that offered to other senior executives. As soon as practicable following the Effective Date, Executive shall be granted options to purchase 100,000 shares of the Holding Company common stock at the current fair market value of the shares for a term of ten years that first become exercisable on the fifth anniversary of the date of grant, and shall be awarded 14,000 restricted shares of the Holding Company common stock that become vested on the third anniversary of the date of the award.

(d) Reimbursement of Expenses; Provision of Business Development Expenses. Subject to Agreement paragraph 7(e), the Employers shall pay or reimburse Executive for all reasonable travel and entertainment expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in the Employers’ policies and procedures, and as the Employers’ Boards of Directors have adopted or may adopt in the future.

(e) Membership on Employers’ Boards of Directors. Subject to an annual election for membership on the Employers’ Boards of Directors, Executive shall serve on the Boards of Directors of the Employers.

(f) Resignation from the Board of Directors. If Executive’s employment with the Employers is terminated for any reason, or if Executive resigns from his Employers employment for any reason, then Executive agrees that he shall tender his resignation from the Boards of Directors of the Employers and any company affiliated with the Employers on which Executive serves as a director at the time of his employment termination or resignation. The decision whether to accept such resignation shall be within the sole discretion of the Board of Directors of the Employers and any such affiliated company.

5. Participation in Benefit Plans.

(a) Incentive, Savings, and Retirement Plans. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, stock option, stock appreciation, restricted stock, savings, and retirement plans, practices, policies, and programs applicable generally to senior executive officers of the Employers, on the same basis as such other senior executive officers, unless otherwise prohibited by the terms of such plans.

(b) Health and Welfare Benefit Plans. During the term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs provided by the Employers, to the extent applicable generally to senior executive officers of the Employers and subject to the terms, conditions, and eligibility requirements therefore as may be prescribed by the Employers from time to time.

(c) Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to be voluntarily absent from work or the performance of his work duties under this Agreement as recited below, all voluntary absences to count as vacation time, provided that:

(i) Executive shall be entitled to not less than 4 weeks of annual paid vacation or the amount of vacation in accordance with the policies that the Boards of Directors of the Employers periodically establish for senior management employees of the Employers.

(ii) Executive shall not receive any additional compensation from the Employers on account of his failure to take a vacation, and Executive shall not accumulate unused vacation from one fiscal year to the next, except as authorized by the Employers’ Boards of Directors.

(iii) In addition to paid vacations under this Agreement, Executive shall be entitled, without loss of pay, to be voluntarily absent from work under this Agreement for such additional periods of time and for such valid and legitimate reasons as the Boards of Directors of the Employers may in their discretion approve. It is also provided that the Boards of Directors of the Employers may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Boards of Directors of the Employers in their discretion determine.

(iv) Executive shall be further entitled to an annual sick leave benefit as may be established by the Boards of Directors of the Employers.

6. Benefits Payable Upon Disability.

(a) Disability Benefits. In the event of the Disability of Executive, the Employers shall continue to pay Executive 100% of Executive’s then current Base Salary pursuant to paragraph 4(a) during the first twelve (12) months of a substantially continuous period of Disability. It is provided, however, that in the event Executive is disabled for a substantially continuous period exceeding twelve (12) months, the Employers may, at their election, terminate this Agreement, in which event payment of Executive’s Base Salary shall cease.

(b) Disability Benefit Offset. Any amounts payable under Agreement paragraph 6(a) shall be reduced by any amounts paid to Executive under any other disability program or policy of insurance maintained by the Employers.

7. Payments to Executive Upon Termination of Employment. The Boards of Directors of the Employers may terminate Executive’s employment under this Agreement at any time, but any termination other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of the Employers and Executive in the event of employment termination are set forth in this Agreement paragraph 7 as follows:

(a) Termination for Cause. Following the Executive’s termination for Cause, the Employers shall pay the Executive any accrued but unpaid Base Salary through the date of termination of Executive’s employment and any earned but unpaid cash bonuses for any prior period. Executive shall have no right to other compensation or benefits (except for vested benefits under any employee benefit plan and any right to continued health coverage under COBRA or similar state law) for any period after a Termination for Cause, and all outstanding, unvested equity and shares/units associated with outstanding performance cycles and all options will be cancelled. For purposes of this Agreement, Termination for Cause which shall be determined by the Employers’ Boards of Directors, in the reasonable exercise of its discretion and acting in good faith, is a termination of Executive’s employment as a result of Executive’s dishonesty, willful misconduct, incarceration for ten or more days, breach of fiduciary duties; intentional failure to perform his job duties; willful violation of any law (other than minor traffic violations or less serious offenses), or a final cease-and-desist order; the regulatory suspension or removal of Executive as defined in Agreement paragraphs 8(a) and 8(b); Executive’s failure or refusal to follow instructions of the President and Chief Executive Officer or the Boards of Directors of the Employers; or Executive’s material breach of any provision of this Agreement. The termination of Executive’s employment shall not be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted in good faith by the affirmative vote of not less than two-thirds of the membership of the Employers’ Boards of Directors at a meeting of the Boards called and held for such purpose (after at least fifteen (15) days prior written notice of such meeting and the Executive’s alleged improper conduct is communicated to Executive and Executive is given an opportunity to be heard before the Boards of Directors), finding that Executive is guilty of the conduct described as Termination for Cause and specifying in detail the grounds for its decision, and further that the specified conduct remains uncured or was not capable of cure. The Employers’ Boards of Directors, in their discretion, may place Executive on a paid leave of absence for all or any portion of the period of time from the delivery of the written notice described in this Agreement until the effective date of the Termination for Cause, or the date on which Executive returns to work from a paid leave of absence.

(b) Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination, other than for Cause as provided in paragraph 7(a) or after a Change of Control as provided in Agreement paragraph 7(c), and if Executive faithfully and fully abides by all of the covenants contained in Agreement paragraph 9, the Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, any accrued but unpaid Base Salary through the date of termination of Executive’s employment, any earned but unpaid cash bonuses for any prior period, and equity, including long term incentive performance plans, governed in accordance with the terms of the award agreement. In addition, Employers shall pay Executive a severance payment equal to Executive’s Base Salary plus Target Bonus with (i) the then-current Base Salary Component of said Severance Payment to be paid in equal monthly installments (each in the amount of the current annual Base Salary divided by 12) and in accordance with Employers’ regular payroll practices, for the greater of twelve (12) months following the date of said Event of Termination or the balance of the Employment Term then in effect (“Severance Period”) and (ii) any Incentive Compensation component of said severance payment to be paid in a lump sum within thirty (30) days after expiration of the Severance Period. In addition, the Employers shall reimburse an amount equal to the Employers’ portion of the health insurance premiums then paid for active employees for the level of coverage elected by the Executive pursuant to COBRA until the earlier of the expiration of the Severance Period or the date on which Executive receives substantially comparable coverage and benefits under the group health plans of a subsequent employer. In return for the severance payment described in this Agreement paragraph 7(b), Executive shall agree to execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “A” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Employers, except that such release shall not apply to (i) any rights of the Executive to indemnification under the Employers’ Certificate of Incorporation or By-Laws or written agreement or to directors’ and officers’ liability insurance coverage of the Employers and its affiliates, (ii) any rights to the severance pay or benefits under this Agreement, (iii) any rights to vested tax-qualified retirement benefits, and (iv) any rights to continued group health coverage under COBRA or applicable state law. The severance payments described in clause (i) above shall commence within 60 days following the Executive’s termination of employment provided the Executive has executed the release and the release has become irrevocable before then. If the 60-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the payments shall commence in the later calendar year even if the Executive executes the release and it becomes irrevocable in the earlier calendar year. If the Executive does not execute the release and the release does not become irrevocable before the 60th day after the Executive’s termination of employment, the Executive shall not receive the severance payment described in this Agreement paragraph 7(b).

(c) Event of Termination in Connection With a Change of Control. If, during the term of Executive’s employment under this Agreement and within eighteen (18) months immediately following a Change of Control or within three months immediately prior to such Change of Control, Executive’s employment with the Employers under this Agreement is terminated by an Event of Termination and if Executive faithfully and fully abides by all of the covenants contained in this Agreement paragraph 9, then the Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims and payments under this Agreement, a severance payment equal to 2.25 times the sum of Executive’s Base Salary plus Target Bonus (equal to his Base Salary multiplied by his annual incentive Target Bonus percentage, each as then in effect), pro-rated over a period of thirty (30) months following the date of said Event of Termination and paid in accordance with Employers’ regular payroll practices. In addition, the Employers shall reimburse an amount equal to the Employers’ portion of the health insurance premiums then paid for active employees for the level of coverage elected by the Executive pursuant to COBRA until the earlier of the expiration of the twelve (12) month period following the Event of Termination or the date on which Executive receives substantially comparable coverage and benefits under the group health plans of a subsequent employer. In return for the severance payment described in this Agreement paragraph 7(c), Executive shall agree to execute a full release and waiver (substantially similar to the Release and Waiver attached hereto as Exhibit “A” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against the Employers, except that such release shall not apply to (i) any rights of the Executive to indemnification under the Employers’ Certificate of Incorporation or By-Laws or written agreement or to directors’ and officers’ liability insurance coverage of the Employers and its affiliates, (ii) any rights to the severance pay or benefits under this Agreement, (iii) any rights to vested tax-qualified retirement benefits, and (iv) any rights to continued group health coverage under COBRA or applicable state law. The severance payments described in clause (i) above shall commence within 60 days following the Executive’s termination of employment provided the Executive has executed the release and the release has become irrevocable before then. If the 60-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the payments shall commence in the later calendar year even if the Executive executes the release and it becomes irrevocable in the earlier calendar year. If the Executive does not execute the release and the release does not become irrevocable before the 60th day after the Executive’s termination of employment, the Executive shall not receive the severance payment described in this Agreement paragraph 7(c).

(d) Compliance with Protective Covenants. Notwithstanding anything to the contrary in this Agreement, in the event Executive fails or ceases to fully abide by all of the covenants contained in Agreement paragraph 9, or in the event any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by Executive, then Executive acknowledges and agrees that such circumstances shall constitute a failure of consideration and Executive shall not be entitled to any compensation pursuant to Agreement paragraphs 7(b) or (c). If Executive has already received any such compensation at the time he violates any such covenant, the Employers shall immediately be entitled to recover all such amounts in full from Executive.

(e) Limits on Payments. Executive and the Employers intend for all payments under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules. The Employers shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Employers and any entity that would be considered a single employer with the Employers under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Executive) and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits received under this Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. If any payments or benefits are reduced under this Agreement pursuant to this paragraph and Executive is assessed any excise tax under Code Section 4999 as a result of payments or benefits under this Agreement, the Executive shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting solely from the payment of such excise taxes.

(f) Voluntary Termination of Employment. If the Executive terminates his employment without Good Reason, then the Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, any accrued but unpaid Base Salary through the date of termination of Executive’s employment, and any earned but unpaid cash bonuses for any prior period.

8. Regulatory Suspension.

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of the Employers under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers, subject to any bar or prohibition arising from any applicable law or regulation, shall (i) pay Executive the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended; provided, however, that the Employers’ obligation to pay or reinstate as set forth herein shall not exceed one year of compensation or other obligations, shall be reduced by the amount of any compensation received by Executive from any source during the period of suspension, and shall be contingent upon faithful compliance by Executive with the Protective Covenants in Agreement paragraph 9 throughout such period of suspension. Vested rights of Executive shall not otherwise be affected.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

9. Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:

(a) Confidential Information and Trade Secrets. During Executive’s employment, the parties acknowledge that the Employers shall disclose, or have already disclosed, to Executive for use in Executive’s employment, and that Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Employers (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Employers, and other proprietary documents, materials, or information indigenous to the Employers, relating to their businesses and activities, or the manner in which the Employers do business, which is valuable to the Employers in conducting their business because the information is kept confidential and is not generally known to the Employers’ competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records, unless Executive causes the Confidential Information to become generally known or easily obtained from public sources or public records.

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets, without the Employers’ prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Employers.

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of two years following any voluntary or involuntary termination of employment (whether by the Employers or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Employers’ prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Employers.

(b) Return of Property of the Employers. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request of the Employers), Executive agrees to immediately return to the Employers all property of the Employers (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used, possessed or maintained while working for the Employers from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in the Employers.

(c) Non-Diversion of Business Opportunity. During Executive’s employment with the Employers and consistent with Executive’s duties and fiduciary obligations to the Employers, Executive shall (i) disclose to the Employers any business opportunity that comes to Executive’s attention during Executive’s employment with the Employers and that relates to the business of the Employers or otherwise arises as a result of Executive’s employment with the Employers and (ii) not take advantage of or otherwise divert any such opportunity for Executive’s own benefit or that of any other person or entity without prior written consent of the Employers.

(d) Non-Solicitation of Customers. During Executive’s employment and for a period of twelve (12) months following any employment termination, Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, the customers or clients of the Employers with whom Executive has had material contact during the last year of Executive’s employment with the Employers, including prospects of the Employers with whom Executive had such contact during said last year of Executive’s employment (i) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Employers. Executive acknowledges that, due to Executive’s relationship with the Employers, Executive will develop, or has developed, special contacts and relationships with the Employers’ clients and prospects, and that it would be unfair and harmful to the Employers if Executive took advantage of these relationships.

A “Competitive Business”, as defined in this Agreement, is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Employers during Executive’s employment with the Employers.

(e) Non-Piracy of Employees. During Executive’s employment and for a period of twelve (12) months following any termination, Executive covenants and agrees that Executive shall not, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Employers who performed work for the Employers within the last six (6) months of Executive’s employment with the Employers or who was otherwise engaged or employed with the Employers at the time of said termination of employment of Executive or (ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Employers, in either case until such employee or contractor has been terminated or separated from the Employers for at least twelve (12) months.

(f) Non-Compete. During Executive’s employment and for a period of twelve (12) months following any employment termination, Executive agrees not to, directly or indirectly, compete with the Employers, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined herein) for or as a “Competitive Business” (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which Executive served at the Employers. The “Territory” shall be defined as any other state in which the Employers actively solicit business or are engaged in doing business. Executive acknowledges that the Employers conduct their business within the Territory, that Executive will perform services for and on behalf of the Employers within the Territory, and that this paragraph 9(f) (and the Territory) is a reasonable limitation on Executive’s ability to compete with the Employers.

(g) Acknowledgment. It is understood and agreed by Executive that the parties have attempted to limit his right to compete only to the extent necessary to protect the Employers from unfair competition and that the terms and provisions of this paragraph 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of the Employers (to which trade secrets and Confidential Information Executive has had and/or will have access and has made and/or will make use of during employment with the Employers).

It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Employers’ legitimate business interests, to protect the Employers’ investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Employers utilizing or taking advantage of) such business trade secrets and Confidential Information of the Employers and those substantial contacts and relationships (including those with customers and employees of the Employers) which Executive established due to his employment with the Employers.

This Agreement is not intended to preclude Executive’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Executive from earning or pursuing an adequate livelihood and will not cause an undue burden to Executive or his family.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Employers and the Employers’ business, and Executive agrees to strictly abide by the terms hereof.

10. Source of Payments. All payments provided in Agreement paragraphs 4, 6, and 7 shall be paid in cash from the general funds of the Employers, or their successors in interest, as provided herein; and no special or separate fund shall be established by the Employers, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which the Employers may make to meet its payment obligations.

11. Injunctive Relief/Arbitration. The Employers or Executive shall have the right to apply to any court of competent jurisdiction for injunctive relief with respect to the enforcement of the covenants and agreements set forth in Agreement paragraph 9. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Employers or Executive are or may be entitled at law or in equity respecting this Agreement. All other disputes or claims for relief arising from or related to this Agreement, Executive’s employment with the Employers, or the termination of Executive’s employment with the Employers, or as to arbitrability shall be brought and resolved in binding arbitration before the American Arbitration Association. The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes. The Employers and Executive agree that the arbitration will be conducted in Atlanta, Georgia. Judgment upon any award rendered by the arbitrator may be entered only in the Superior Court of Fulton County, Georgia, or in the U.S. District Court for the Northern District of Georgia (Atlanta Division).

12. Attorneys’ Fees. In the event any party hereto is required to engage in legal action, whether before a court of competent jurisdiction or before the American Arbitration Association, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder. Furthermore, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred.

13. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

14. Federal Income Tax Withholding. The Employers may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15. Effect of Prior Agreements. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that, in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Employers or any of its officers, directors, attorneys, agents, or representatives, except as expressly contained in this Agreement. This Agreement supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by or between the Employers and Executive.

16. General Provisions.

(a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of the Employers; provided, however, that nothing in this Agreement paragraph 16(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Employers may assign this Agreement without the consent of Executive.

(b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employers and Executive and their respective heirs, successors, assigns, and legal representatives.

(d) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Employers shall not constitute a defense to the enforcement by the Employers of Executive’s covenants, obligations, or undertakings in this Agreement.

(e) No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and duties for the Employers will not cause any breach, default, or violation of any other employment, nondisclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound.

Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for the Employers or otherwise disclose to the Employers any trade secrets or confidential information of any person or entity

(including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

17. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18. Severability. If for any reason any provision of this Agreement is held invalid, the parties agree that the court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

19. Headings. The headings of the Agreement paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. Governing Law. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia.

21. Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22. Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Employers:	Chairman
Board of Directors
Atlantic Capital Bank
3280 Peachtree Road
Suite 1600
Atlanta, Georgia 30326

Copied to	Steven S. Dunlevie, Esq.
Employers’ counsel:	Womble Carlyle Sandridge & Rice, LLP
271 17th Street, N.W. Suite 2400
Atlanta, Georgia 30309

To Executive:

Any notice to the Employers is ineffective if not also sufficiently given to its counsel.

23. Effective Date. The Effective Date of this Agreement is the date of merger of Atlantic Capital Bancshares, Inc. and First Security Group, Inc. (the “Merger”). In the event the Merger does not occur, this Agreement is null and void.

IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, as of the date set forth above.

ATTEST:	ATLANTIC CAPITAL BANCSHARES, INC.

/s/ Carol H. Tiarsmith
Secretary	By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
(CORPORATE SEAL)
	Title:	President and Chief Executive Officer

ATTEST:	ATLANTIC CAPITAL BANK

/s/ Carol H. Tiarsmith
Secretary	By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams

(BANK SEAL)
	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Carol H. Tiarsmith	/s/ D. Michael Kramer
Witness	D. Michael Kramer

EXHIBIT A

RELEASE

In exchange for certain termination payments, benefits and promises to which                      (“Executive”) would not otherwise be entitled, Executive, knowingly and voluntarily releases and Atlantic Capital Bank and Atlantic Capital Bancshares, Inc., their subsidiaries, affiliates or related corporations, together with their officers, directors, agents, employees and representatives (collectively, the “Employer”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Executive has or ever had against the Employer on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with the Employer. Notwithstanding the foregoing, Executive does not waive or release the Employer from any claims, demands, obligations, liabilities or causes of action that may hereafter arise as the result of the breach by the Employer of its obligations under the Employment Agreement dated as of             , 20    by and among the Atlantic Capital Bancshares, Inc., Atlantic Capital Bank and Executive.

Executive acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it. Executive acknowledges that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Executive. Prior to the expiration of the seven-(7) day period, Executive may revoke Executive’s consent to this Release.

Executive acknowledges by executing this Release that Executive has returned to the Employer all Employer property in Executive’s possession.

Executive acknowledges that the terms of this Release and Executive’s separation of employment are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Executive’s immediate family or tax or legal advisors, neither Executive nor Executive’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Employer or its businesses or any of its affiliates.

EXECUTIVE ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:		Date:
Executive